EXHIBIT 10 (r)

DIRECTOR COMPENSATION

Effective December 30, 2002, the Board of Directors of 21st Century Insurance Group approved the following compensation:
1.	Annual retainer - $25,000
2.	Meeting fee - $1500
3.	Special annual retainer to members of the Audit Committee - $5000.

The retainers are paid monthly on a pro-rata basis while the meeting fee is limited to one fee for each meeting day in which a Director is in attendance. The Directors are also reimbursed for travel and other expenses related to their responsibilities as members of the Board of Directors.